 UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma combined financial statements have been prepared to give effect to the reverse-merger pursuant to the Agreement of Merger and Plan of Reorganization and the adjustments described in the notes to the unaudited pro forma combined financial statements.  Standard Gold Corp. is the acquirer for financial reporting purposes and Bullfrog Gold Corp. is the acquired company. The pro forma information is based upon the historical audited financial statements of Standard Gold Corp. for the period from inception (January 12, 2010) through December 31, 2010 and Bullfrog Gold Corp for the year ended December 31, 2010 and the adjustments have been made solely for purposes of developing such pro forma information.  Additional unaudited pro forma financial statements have been presented for the six month period ending June 30, 2011.

BULLFROG GOLD CORP.
(An Exploration Stage Company)
UNAUDITED PRO FORMA COMBINED BALANCE SHEET

Assets

	Bullfrog Gold Corp	Standard Gold Corp		Pro Forma
	June 30, 2011	June 30, 2011	Notes	Adjustments	Pro Forma
Current assets
Cash	$3,610				$3,610
Cash held in trust		2,521			2,521
Prepaid assets	475	-			475

Other assets
Mineral property	-	100,300			100,300

Total assets	$4,085	$102,821		$-	$106,906

Liabilities and Stockholders' Deficit

Current liabilities
Accounts payable	$61,638	$15,851			$77,489
Accrued interest	-	21,960			21,960
Notes payable	56,500	140,900			197,400

Total current liabilities	118,138	178,711		-	296,849

Total liabilities	118,138	178,711			296,849

Stockholders' deficit
Preferred stock	-	-	(3)	71	71
Common stock	3,151	868	(1)	(868)	4,516
			(2)	1,365
Additional paid in capital	21,849	1,953	(1)	868	0
			(3)	(71)
			(2)	(1,365)
			(4)	(139,053)
			(5)	115,819
Deficit accumulated during the exploration stage	(139,053)	(78,711)	(4)	139,053	(194,530)
			(5)	(115,819)

Total stockholders' deficit	(114,053)	(75,890)			(189,943)

Total Liabilities and Stockholders' Deficit	$4,085	$102,821			$106,906

(1)	Elimination of common stock of Standard Gold Corp pursuant to Merger and Plan of Reorganization
(2)	Issuance of 13,645,596 shares of common stock to Standard Gold Corp shareholders pursuant to Merger and Plan of Reorganization
(3)	Issuance of 711,539 shares of preferred stock to Standard Gold Corp shareholders pursuant to Merger and Plan of Reorganization
(4)	Elimination of accumulated deficit of Bullfrog Gold Corp related to reverse merger and recapitalization pursuant to Merger and Plan of Reorganization
(5)	Elimination of debit balance in additional paid in capital resulting from merger accounting

BULLFROG GOLD CORP.
(An Exploration Stage Company)
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

						Bullfrog Gold Corp	Standard Gold Corp
						Period From	Period From
	Bullfrog Gold Corp	Standard Gold Corp				July 23, 2007	January 12, 2010
	Six Months	Six Months				(Inception)	(Inception)
	Ended	Ended		Pro Forma		through	through		Pro Forma
	June 30, 2011	June 30, 2011	Notes	Adjustments	Pro Forma	December 31, 2010	December 31, 2010	Notes	Adjustments	Pro Forma

Revenue	$-	$-		$-	$-	$-	$-		$-	$-
Cost of sales	-	-		-	-	-	-		-	-

Gross Margin	-	-		-	-	-	-		-	-

Operating Expenses
General and administrative expenses	1,131	25,761		-	26,892	143,423	30,190		-	173,613

Total operating expenses	1,131	25,761		-	26,892	143,423	30,190		-	173,613

Net operating loss	(1,131)	(25,761)		-	(26,892)	(143,423)	(30,190)		-	(173,613)

Other Income and Expense
Gain on forgiveness of debt	5,500	-		-	5,500	-	-		-	-
Interest expense	-	(12,402)		-	(12,402)	-	(10,358)		-	(10,358)

Total other income and expense	5,500	(12,402)		-	(6,902)	-			-	(10,358)

Net loss	$4,369	$(38,163)		$-	$(33,794)	$(143,423)	$(40,548)		$-	$(183,971)